Exhibit 99.2

Montpelier Announces Changes to Its Board of Directors

News Release Copy - September 28, 2011

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, announced today that Clement S. Dwyer, Jr. has advised the Company of his decision to resign from the Company’s Board of Directors (the “Board”) effective September 30, 2011. Mr. Dwyer has served on the Board since 2006.

The Company also announced today that the Board has appointed Michael R. Eisenson to fill the vacancy resulting from Mr. Dwyer’s resignation, effective September 30, 2011. Mr. Eisenson is currently the Chief Executive Officer and a Managing Director of Charlesbank Capital Partners, LLC, a private equity firm located in Boston, Massachusetts. Mr. Eisenson is also a director of BlueKnight Energy Partners, CIFC Corp. and Penske Auto Group.

Charlesbank currently controls approximately 9.3% of the Company’s outstanding common shares.

Christopher L. Harris, President and CEO of Montpelier, said, “We are grateful to Clem for his many years of wise counsel and support and we wish him every success in the future. We are also pleased to welcome Mike Eisenson to our Board as our newest director.”

Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Contact:

Montpelier Re Holdings Ltd.

Investors:

William Pollett, 441-299-7576

SVP, Chief Corporate Development and Strategy Officer and Treasurer

or

Media:

Jeannine Menzies, 441-299-7570

Corporate Affairs Manager